Exhibit 99.1

FOR IMMEDIATE RELEASE — CALGARY, ALBERTA — MARCH 29, 2005

BAYTEX ENERGY TRUST ANNOUNCES FILING OF ITS 2004

YEAR END DISCLOSURE DOCUMENTS

Baytex Energy Trust. (TSX-BTE.UN) (“Baytex”) today filed its Renewal Annual Information Form which includes Baytex’s reserves data and other oil and gas information for the year ended December 31, 2004 as mandated by National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators.

Baytex has also filed its audited consolidated financial statements and accompanying notes for the year ended December 31, 2004 and related Management Discussion and Analysis with Canadian Securities Regulator Authorities. Copies of Baytex 2004 disclosure documents may be obtained on www.sedar.com or www.baytex.ab.ca.

Baytex Energy Trust is a conventional oil and gas income trust focused on maintaining its production and asset base through internal property development and delivering consistent returns to its unitholders. Trust units of Baytex are traded on the Toronto Stock Exchange under the symbol BTE.UN.

For further information, please contact:
Ray Chan, President & C.E.O.	Telephone: (403) 267-0715
Dan Belot, Vice-President, Finance & C.F.O.	Telephone: (403) 267-0784

Toll Free Number: 1-800-524-5521

Website: www.baytex.ab.ca